Exhibit 4.3

FIRST MAJESTIC SILVER CORP.

LONG-TERM INCENTIVE PLAN

AMENDED AND RESTATED

AS OF MAY 27, 2021

TABLE OF CONTENTS

1. PURPOSE		1

2. DEFINITIONS AND INTERPRETATION		1

2.1	Definitions	1
2.2	Headings	6
2.3	Context; Construction	6
2.4	Statutes	7
2.5	Canadian Funds	7
2.6	Corporate Participants	7

3. ADMINISTRATION OF THE PLAN		7

3.1	Administration	7
3.2	Board Powers	7
3.3	Interpretation	8
3.4	Use of Administrative Agent	8
3.5	Copy of the Plan	9
3.6	Notification of Award	9

4. SHARES SUBJECT TO THE PLAN AND INSIDER PARTICIPATION LIMITS		9

4.1	Shares Subject to Awards	9
4.2	Shares Available for Future Grants	9
4.3	Participation Limits	9
4.4	Outside Director Limit	10
4.5	Fractional Shares	10
4.6	Financial Assistance	10

5. OPTIONS		10

5.1	Grant	10
5.2	Terms and Conditions of Options	10
5.3	Vesting	11
5.4	Exercise of Option	11
5.5	Termination of Option Due to Termination of Employment, Service or Engagement	12
5.6	Conflict	14

6. PERFORMANCE SHARE UNITS		15

6.1	Grant	15
6.2	Terms and Conditions of Performance Share Units	15
6.3	PSU Accounts	16
6.4	Vesting	16
6.5	Settlement	16
6.6	Termination of Performance Share Unit Due to Termination of Employment, Service or Engagement	17
6.7	Conflict	20

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7. RESTRICTED SHARE UNITS		20

7.1	Grant	20
7.2	Terms and Conditions of Restricted Share Units	20
7.3	RSU Accounts	21
7.4	Vesting	21
7.5	Settlement	21
7.6	Termination of Restricted Share Unit Due to Termination of Employment, Service or Engagement	22
7.7	Conflict	25

8. DEFERRED SHARE UNITS		25

8.1	Grant.	25
8.2	Terms and Conditions of Deferred Share Units	26
8.3	DSU Accounts	27
8.4	Vesting	27
8.5	Settlement	27
8.6	Termination of Deferred Share Unit Due to Termination of Employment, Service or Engagement	28
8.7	Conflict	30

9. NON-ASSIGNABILITY AND NON-TRANSFERABILITY OF AWARDS		30

10. ADJUSTMENTS		31

10.1	Adjustments	31
10.2	Cumulative Adjustments	31
10.3	Deemed Amendment	31

11. CHANGE IN CONTROL - TREATMENT OF AWARDS		31

11.1	Acceleration of Vesting	31
11.2	Proposed Transaction – Termination of Options	31
11.3	Further Assurances on Change in Control	32
11.4	Awards Need Not be Treated Identically	32

12. AMENDMENT, SUSPENSION OR TERMINATION OF PLAN AND AWARDS		32

12.1	Discretion to Amend the Plan and Awards	32
12.2	Amendments Requiring Shareholder Approval	33
12.3	Amendment, Suspension or Discontinuance	34
12.4	Tax Provisions	34

13. DIVIDEND EQUIVALENTS		34

14. MISCELLANEOUS		35

14.1	Approvals Required for Plan	35
14.2	No Rights as a Shareholder	35
14.3	Employment	35
14.4	Record Keeping	35
14.5	Income Taxes	36

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14.6	No Representation or Warranty	36
14.7	Condition of Issue	36
14.8	Agreement	36
14.9	Non-Exclusivity	37

15. TERM OF AWARD, EXPIRY, FORFEITURE AND TERMINATION OF AWARDS / BLACKOUT PERIODS		37

15.1	Term of Award	37
15.2	Expiry, Forfeiture and Termination of Awards	37
15.3	Exclusion From Severance Allowance, Retirement Allowance or Termination Settlement	37
15.4	Blackout Periods	37

16. PRIOR PLANS		38

17. GOVERNING LAW		38

18. REGULATORY APPROVAL		38

19. EFFECTIVE DATE OF THE PLAN		38

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LONG-TERM INCENTIVE PLAN

AMENDED AND RESTATED

AS OF MAY 27, 2021

1.	PURPOSE

The purpose of the Plan is to attract, retain and motivate persons of training, experience and leadership as Directors, Employees and Consultants of the Corporation and its subsidiaries, to advance the long-term interests of the Corporation by providing such persons with the opportunity and incentive, through equity-based compensation, to acquire an ownership interest in the Corporation, and to promote a greater alignment of interests between such persons and shareholders of the Corporation.

2.	DEFINITIONS AND INTERPRETATION

2.1	Definitions.

For purposes of the Plan, the following words and terms will have the following meanings:

“affiliate” means, except as noted in the definition of “DSU Separation Date”, an “affiliate” determined in accordance with NI 45-106;

“associate” means an “associate” determined in accordance with NI 45-106;

“Award” means an Option, Performance Share Unit, Restricted Share Unit and/or Deferred Share Unit granted under the Plan (as applicable);

“Award Agreement” means an Option Award Agreement, a PSU Award Agreement, an RSU Award Agreement and/or a DSU Award Agreement (as applicable);

“Blackout Period” means an interval of time during which (a) trading in securities of the Corporation is restricted in accordance with the policies of the Corporation; or (b) the Corporation has otherwise determined that one or more Participants may not trade in securities of the Corporation because they may be in possession of undisclosed material information (as defined under applicable securities laws);

“Board” means the board of directors of the Corporation or, if established and duly authorized to act, a committee of the board of directors of the Corporation;

“Canadian Employee Taxpayer” means a Participant (other than a Consultant) who is resident in Canada for the purposes of the Tax Act or is otherwise liable to pay tax under the Tax Act in respect of an Award;

“Change in Control” means and will be deemed to have occurred if one of the following events takes place:

(a)	the sale, transfer or other disposition of all or substantially all of the Corporation’s assets to any person other than an affiliate of the Corporation;

(b)

the Corporation completes a Corporate Transaction with another corporation at arm’s length to the Corporation and its affiliates, other than a Corporate Transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power (on a fully diluted basis) of the surviving or resulting entity outstanding immediately after such Corporate Transaction;

(c)

any Person or combination of Persons acting jointly or in concert acquires or becomes the beneficial owner of, directly or indirectly, more than 50% of the voting securities of the Corporation, whether through the acquisition of previously issued and outstanding voting securities, or of voting securities that have not been previously issued, or any combination thereof, or any other transaction having a similar effect; or

(d)

as a result of or in connection with a contested election of directors, the nominees named in the most recent management information circular of the Corporation for election to the Board will not constitute a majority of the Board;

“Consultant” means a person who provides management or consulting services to the Corporation or any subsidiary on an ongoing basis under contract, but who is not an Employee;

“Corporate Transaction” means a consolidation, merger, amalgamation, arrangement or other reorganization or business combination involving the Corporation;

“Corporation” means First Majestic Silver Corp., or any corporate successor thereto;

“Deferred Annual Amount” has the meaning ascribed thereto in Section 8.1(b);

“Deferred Share Unit” means a deferred share unit granted in accordance with Section 8.1, the value of which on any particular date will be equal to the Market Price of one Share, and that represents the conditional right, on the terms and conditions set out in the Plan, to receive a cash payment equal to the Market Price of one Share on settlement of the Deferred Share Unit (or its equivalent in Shares at the discretion of the Corporation);

“Director” means any individual holding the office of director of the Corporation or any subsidiary;

“Director Cause Event” means

(a)

ceasing to meet the qualifications set forth in subsection 124(2) of the Business Corporations Act (British Columbia), as amended, or such other qualifications required by the corporate laws in any other jurisdiction under which the Corporation is continued or amalgamated; or

(b)

a special resolution having been passed by the shareholders of the Corporation pursuant to subsection 128(3) of the Business Corporations Act (British Columbia), as amended, or an equivalent enactment pursuant to the corporate laws in any other jurisdiction under which the Corporation is continued or amalgamated; or

(c)	an order of the British Columbia Securities Commission, the Ontario Securities Commission, the TSX or any other regulatory body having jurisdiction to so order, or

(d)	his or her resignation, if he or she has been a Director for less than six months;

“Disability” means a mental or physical disability which permanently prevents a Participant who is a Director, Employee or Consultant from continuing as a Director, Employee or Consultant as the case may be;

“Dividend Equivalents” means a right granted under Section 13, to receive future payments in cash or in Shares, based on dividends declared on Shares;

“DSU Account” has the meaning ascribed thereto in Section 8.3;

“DSU Award Agreement” means a written confirmation agreement setting out the terms and conditions relating to a Deferred Share Unit and entered into in accordance with Section 8.2;

“DSU Separation Date” means, with respect to Deferred Share Units granted to a Participant, the latest date on which the Participant ceases to be any of a Director, Employee, or otherwise an employee, within the meaning of the Tax Act, by any of the Corporation, a subsidiary, or any other “affiliate” of the Corporation (where “affiliate” has the meaning set out in CRA Income Tax Folio S2-F1-C2, Retiring Allowances (November 8, 2016) or any successor publication thereto) for any reason;

“Effective Date” means May 23, 2019;

“Eligible Person” means a Director, Employee or Consultant who is eligible to receive Awards under the Plan;

“Employee” means any individual regularly employed on a full-time or part-time basis by the Corporation or any subsidiary, provided that, for purposes of determining any and all rights and entitlements hereunder, if the employment of any such individual is terminated in a circumstance under which notice of termination is required to be provided by the Corporation or any subsidiary to the individual under, as applicable, the Employment Standards Act (British Columbia), as amended, or an equivalent enactment pursuant to the employment standards laws in any other jurisdiction that governs such employment, then that individual will be an Employee through to the end of the period of notice of termination that the Corporation or subsidiary is minimally required to provide to the individual in respect of that employment under such employment standards laws, but will not be an Employee for any additional period of contractual or common law notice of termination;

“Employee Cause Event” means:

(a)	termination for cause; or

(b)	an order of the British Columbia Securities Commission, the Ontario Securities Commission, the TSX or any other regulatory body having jurisdiction to so order,

“Grant Date” means the date on which an Award is made to an Eligible Person in accordance with the provisions hereof;

“Insider” has the meaning ascribed to such term in the TSX Company Manual;

“Mandatory Retirement” means (a) the retirement of an Eligible Person who is an employee of the Corporation as a result of reaching the mandatory retirement age in the jurisdiction in which the Eligible Person is employed; or (b) in the case of a Director, ceasing to be a Director as a result of any term limit applicable to the directors of the Corporation pursuant to the Corporation’s policies as my exist from time to time.

“Market Price”, as of a particular date, will be deemed to be the closing price of the Shares for the trading day immediately preceding such date as reported by the TSX, or, if the Shares are not listed on the TSX, on such other principal stock exchange or over-the-counter market on which the Shares are listed or quoted, as the case may be. If the Shares are not publicly traded or quoted, then the “Market Price” will be the fair market value of the Shares, as determined by the Board, on the particular date;

“NI 45-106” means National Instrument 45-106: Prospectus Exemptions of the Canadian Securities Administrators, as the same may be amended or replaced from time to time;

“Option” means an option to purchase Shares granted under Section 5.1;

“Option Award Agreement” means a written award agreement setting out the terms and conditions relating to an Option and entered into in accordance with Section 5.2;

“Option Price” has the meaning ascribed thereto in Section 5.2(b);

“Participant” means an Eligible Person selected by the Board to participate in the Plan in accordance with the Plan, or his or her Personal Representatives, as the context requires;

“Performance Share Unit” means a performance share unit granted in accordance with Section 6.1, the value of which on any particular date will be equal to the Market Price of one Share, and that represents the conditional right, on the terms and conditions set out in the Plan or applicable PSU Award Agreement, to receive a cash payment equal to the Market Price of one Share on settlement of the Performance Share Unit (or its equivalent in Shares at the discretion of the Corporation);

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

“Personal Representative” means:

(a)	in the case of a deceased Participant, the executor or administrator of the deceased duly appointed by a court or public authority having jurisdiction to do so; and

(b)	in the case of a Participant who, for any reason, is unable to manage his or her affairs, the person entitled by law to act on behalf of such Participant;

“Plan” means this First Majestic Silver Corp. Long-Term Incentive Plan as amended or amended and restated from time to time;

“Prior Plans” has the meaning ascribed thereto in Section 16.

“PSU Account” has the meaning ascribed thereto in Section 6.3;

“PSU Award Agreement” means a written confirmation agreement setting out the terms and conditions relating to a Performance Share Unit and entered into in accordance with Section 6.2;

“PSU Service Year” has the meaning ascribed in Section 6.1;

“PSU Vesting Date” means, with respect to Performance Share Units granted to a Participant, the date determined in accordance with Section 6.4, which date, for Canadian Employee Taxpayers, will not be later than the date referred to in Section 6.2(b);

“Restricted Share Unit” means a restricted share unit granted in accordance with Section 7.1, the value of which on any particular date will be equal to the Market Price of one Share, and that represents the conditional right, on the terms and conditions set out in the Plan or applicable RSU Award Agreement, to receive a cash payment equal to the Market Price of one Share on settlement of the Restricted Share Unit (or its equivalent in Shares at the discretion of the Corporation);

“RSU Account” has the meaning ascribed thereto in Section 7.3;

“RSU Award Agreement” means a written confirmation agreement setting out the terms and conditions relating to a Restricted Share Unit and entered into in accordance with Section 7.2;

“RSU Service Year” has the meaning ascribed in Section 7.1;

“RSU Vesting Date” means, with respect to Restricted Share Units granted to a Participant, the date determined in accordance with Section 7.4, which date, for Canadian Employee Taxpayers, will not be later than the date referred to in Section 7.2(b);

“Security-Based Compensation Arrangement” has the meaning ascribed in the TSX Company Manual, as amended, restated or replaced from time to time;

“Service Agreement” means any written agreement between a Participant and the Corporation or an subsidiary of the Corporation (as applicable), in connection with that Participant’s employment, service or engagement as a Director, Employee or Consultant or the termination of such employment, service or engagement, as amended, replaced or restated from time to time;

“Share Units” means Deferred Share Units, Performance Share Units and Restricted Share Units;

“Shares” mean common shares of the Corporation;

“subsidiary” means a “subsidiary” determined in accordance with NI 45-106, provided that, for the purposes of Options granted to Canadian Employee Taxpayers, a “subsidiary” of the Corporation shall include only a corporation that does not deal at arm’s length with the Corporation for the purposes of the Tax Act and further provided that, for the purposes of Deferred Share Units granted to Canadian Employee Taxpayers, a “subsidiary” of the Corporation shall only include a corporation that is “related” to the Corporation for the purposes of the Tax Act;

“Tax Act” means the Income Tax Act (Canada); and

“TSX” means the Toronto Stock Exchange.

2.2	Headings.

The headings of all articles, sections, and paragraphs in the Plan are inserted for convenience of reference only and will not affect the construction or interpretation of the Plan.

2.3	Context; Construction.

Whenever the singular or masculine are used in the Plan, the same will be construed as being the plural or feminine or neuter or vice versa where the context so requires.

2.4	Statutes.

Any reference to a statute, regulation, rule, instrument, or policy statement will refer to such statute, regulation, rule, instrument, or policy statement as the same may be amended, replaced or reenacted from time to time.

2.5	Canadian Funds.

Unless otherwise specifically provided, all references to dollar amounts in the Plan are references to lawful money of Canada. Any amounts paid on exercise or in settlement of an Award will be paid in Canadian dollars.

2.6	Corporate Participants.

Where a Participant is a corporation, the Participant will be deemed to have died or to have become subject to a Disability if an individual employed by the Participant who is principally responsible for providing services to the Corporation on behalf of the Participant dies or becomes subject to a physical or mental disability which permanently prevents the individual from providing the services normally provided by the Participant, if, in the opinion of the Corporation, acting reasonably, by reason of the death or disability of the individual, the Participant is no longer able to provide the services for which the Corporation has contracted.

3.	ADMINISTRATION OF THE PLAN

3.1	Administration.

The Plan will be administered by the corporate secretary of the Corporation on the instructions of the Board. The Board may make, amend and repeal at any time and from time to time such regulations not inconsistent with the Plan as it may deem necessary or advisable for the proper administration and operation of the Plan and such regulations will form part of the Plan. The Board may delegate to any committee of the Board or to the Corporate Secretary or any Director, officer or employee of the Corporation such administrative duties and powers as it may see fit.

3.2	Board Powers.

The Board will have the power, where consistent with the general purpose and intent of the Plan and subject to the specific provisions of the Plan:

(a)	to establish policies and to adopt rules and regulations for carrying out the purposes, provisions and administration of the Plan and to amend or revoke such policies, rules and regulations;

(b)

to interpret and construe the Plan and to determine all questions arising out of the Plan and any Award awarded pursuant to the Plan, and any such interpretation, construction or determination made by the Board will be final, binding and conclusive for all purposes;

(c)	to determine the time or times when Awards will be awarded, subject to the requirements of applicable securities laws and regulatory requirements;

(d)	to determine which Eligible Persons should be granted Awards;

(e)	to determine the number of Awards to be awarded to Eligible Persons;

(f)	to determine the term of Awards and the vesting criteria applicable to Awards (including performance vesting, if applicable);

(g)	to determine if Shares which are subject to an Award will be subject to any restrictions upon the exercise or vesting of such Award;

(h)

to prescribe the form of the instruments relating to the grant, exercise and other terms of Awards including the form of Option Award Agreements, PSU Award Agreements, RSU Award Agreements, DSU Award Agreements and all ancillary documents and instruments related to the Plan and Awards; and

(i)

subject to Section 12, to make all other determinations under, and such interpretations of, and to take all such other steps and actions in connection with the proper administration of the Plan as it, in its sole discretion, may deem necessary or advisable.

The Board’s guidelines, rules, regulation, interpretations and determinations will be conclusive and binding upon the Corporation and all other Persons.

3.3	Interpretation.

The interpretation by the Board of any of the provisions of the Plan and any determination by it pursuant thereto will be final and conclusive and will not be subject to any dispute by any Participant. No member of the Board or any person acting pursuant to authority delegated by it hereunder will be liable for any action or determination in connection with the Plan made or taken in good faith and each member of the Board and each such person will be entitled to indemnification with respect to any such action or determination in the manner provided for by the Corporation.

3.4	Use of Administrative Agent.

The Board may in its sole discretion appoint from time to time one or more entities to act as administrative agent to administer Awards granted under the Plan and to act as trustee to hold and administer the Plan and the assets that may be held in respect of Awards granted under the Plan, the whole in accordance with the terms and conditions determined by the Board in its sole discretion.

3.5	Copy of the Plan.

Each Participant, concurrently with the notice of the Award, will be provided by the Corporate Secretary with a copy of the Plan. A copy of any amendment to the Plan will be promptly provided by the Corporate Secretary to each Participant.

3.6	Notification of Award.

Following the approval by the Board of the awarding of an Award, the Corporate Secretary will notify the Participant in writing of the Award and will enclose with such notice the Award Agreement representing the Award.

4.	SHARES SUBJECT TO THE PLAN AND INSIDER PARTICIPATION LIMITS

4.1	Shares Subject to Awards.

Subject to adjustment under the provisions of Section 10, the aggregate number of Shares to be reserved and set aside for issue upon the exercise, redemption or settlement for all Awards granted under this Plan, together with all other Security-Based Compensation Arrangements of the Corporation, will not exceed 8% of the issued and outstanding Shares outstanding at the time of the granting of the Award (on a non-diluted basis) of which the aggregate number of Shares to be reserved and set aside for issue upon the exercise, redemption or settlement of Share Units granted under this Plan, together with all other established Security-Based Compensation Arrangements of the Corporation, will not exceed 1% of the issued and outstanding Shares outstanding at the time of the granting of the Share Unit (on a non-diluted basis). The Plan is an “evergreen” plan. Accordingly, if the Corporation issues additional Shares in the future the number of Shares issuable under Plan will be increased accordingly.

4.2	Shares Available for Future Grants.

Any Shares subject to an Award which for any reason expires without having been exercised or is forfeited or terminated will again be available for future. Awards under the Plan and any Shares subject to an Award that are settled in cash and not Shares will again be available for future Awards under the Plan.

4.3	Participation Limits.

The Plan, when combined with all of the Corporation’s other Security-Based Compensation Arrangements, will not result at any time in:

(a)	a number of Shares issuable to any one person at any time exceeding 5% of the issued and outstanding Shares;

(b)	a number of Shares issued to Insiders within a one-year period exceeding 8% of the issued and outstanding Shares; and

(c)	a number of Shares issuable to Insiders at any time exceeding 8% of the issued and outstanding Shares.

Any entitlement to acquire Shares granted pursuant to the Plan or other Securities-Based Compensation Arrangement prior to the Participant becoming an Insider will be excluded for the purposes of the limits set out in this Section 4.3.

4.4	Outside Director Limit.

The Plan will not result at any time in (i) a number of Shares issuable to all non-executive directors of the Corporation exceeding 1% of the issued and outstanding Shares at such time, and (ii) a number of Shares issuable to any one non-executive director within a one-year period exceeding an Award value of $150,000 per such non-executive director, of which no more than $100,000 may comprise Options based on a valuation method acceptable to the Board.

4.5	Fractional Shares.

No fractional Shares will be issued upon the exercise of Options or the settlement of Performance Share Units, Restricted Share Units or Deferred Share Units in Shares, and the Board may determine the manner in which fractional share value will be treated, provided that fractions will be rounded-down to the nearest Share on the exercise of Options.

4.6	Financial Assistance.

The Corporation will not offer financial assistance to any Participant in regards to the exercise of any Award granted under this Plan.

5.	OPTIONS

5.1	Grant.

Options may be granted to Eligible Persons at such time or times as will be determined by the Board by resolution. The Grant Date of an Option for purposes of the Plan will be the date on which the Option is awarded by the Board, or such later date determined by the Board, subject to applicable securities laws and regulatory requirements.

5.2	Terms and Conditions of Options.

Options will be evidenced by an Option Award Agreement, which will specify such terms and conditions, not inconsistent with the Plan, as the Board will determine, including:

(a)	the number of Shares to which the Options to be awarded to the Participant pertain;

(b)	the exercise price per Share subject to each Option (the “Option Price”), which will in no event be lower than the Market Price on the Grant Date;

(c)

the Option’s scheduled expiry date, which will not exceed ten years from the Grant Date (provided that if no specific determination as to the scheduled expiry date is made by the Board, the scheduled expiry date will be ten years from the Grant Date); and

(d)	such other terms and conditions, not inconsistent with the Plan, as the Board will determine, including customary representations, warranties and covenants with respect to securities law matters.

For greater certainty, each Option Award Agreement may contain terms and conditions in addition to those set forth in the Plan, provided that all Options granted to Canadian Employee Taxpayers shall have such terms as are necessary for the Options to be continuously governed by section 7 of the Tax Act.

5.3	Vesting.

Subject to Section 11, unless otherwise determined by the Board in accordance with the provisions hereof, or unless otherwise specified in the Participant’s Service Agreement or Option Award Agreement:

(a)	subject to paragraph (b) below, the Options granted will vest in equal portions over a period of 30 months, as follows:

Vesting Period	Total Percentage Vested
12 months from date of award	25%
18 months from date of award	50%
24 months from date of award	75%
30 months from date of award	100%

(b)

Notwithstanding paragraph (a) above, Options granted to the Chief Executive Officer of the Corporation which have an initial expiry date which is more than five years after the Grant Date will instead vest in equal portions on each of the first, second, third, fourth and fifth anniversaries of the Grant Date.

5.4	Exercise of Option.

Options may be exercised only to the extent vested. Options may be exercised by the Participant by delivering to the Corporation a notice of exercise, substantially in the form attached to the Option Award Agreement, specifying the number of Shares with respect to which the Option is being exercised. Payment of the Option Price may be made by one or more of the following methods (or any combination thereof) to the extent provided in the Option Award Agreement:

(a)	in cash, by certified cheque made payable to the Corporation, by wire transfer of immediately available funds, or other instrument acceptable to the Board; or

(b)

if permitted by the Board, by a “cashless exercise” arrangement pursuant to which the Corporation will issue that number of Shares equal to the current Market Price less the Option Price multiplied by the number of Options exercised as the numerator, divided by the current Market Price, as the denominator.

No certificates for Shares so purchased will be issued to the Participant (including pursuant to Section 5.4(b)) until the Participant and the Corporation have each completed all steps required by law to be taken in connection with the issuance and sale of the Shares, including receipt from the Participant of payment or provision for all withholding taxes due as a result of the exercise of the Option. The delivery of certificates representing the Shares to be purchased pursuant to the exercise of an Option will be contingent upon receipt from the Participant by the Corporation of the full purchase price for such Shares and the fulfillment of any other requirements contained in the Option Award Agreement or applicable provisions of laws.

5.5	Termination of Option Due to Termination of Employment, Service or Engagement.

Unless otherwise determined by the Board, or unless otherwise provided in the Participant’s Service Agreement or Option Award Agreement, if a Participant’s employment, service or engagement terminates in any of the following circumstances, subject to Section 11, Options will be treated in the manner set forth below:

(a)	If the Participant is a Director:

Reason for Termination	Vesting	Expiry of Option
Death or Disability	Unvested Options will automatically vest in full as of the date of death or Disability and become immediately exercisable.	The expiry date of the Options will be the earlier of (i) the expiry date established under Section 5.2(c) and (ii) one year from the date of death or Disability of the Participant.

Change in Control	Options will vest in accordance with Section 11.	Options expire in accordance with Section 11.

Ceasing to Hold Office but continues to be engaged as an Employee or Consultant	The vesting of the Options will continue as set out in the Option Award Agreement.	The expiry date of the Options will remain unchanged.

Ceasing to Hold Office for Director Cause Event	Any Options held by Participant on the date the Participant ceases to be a Director which are unvested as of such date will not vest.	The expiry date of the Options will be the date the Participant ceases to be a Director.

Reason for Termination	Vesting	Expiry of Option

Mandatory Retirement	All unvested Options of the Participant will immediately vest and become immediately exercisable	The expiry date of the Options will be the earlier of (i) the expiry date established under Section 5.2(c) and (ii) one year from the date the Participant ceases to be a Director.

Ceasing to Hold Office other than as set out above	All unvested Options of the Participant will immediately vest and become immediately exercisable.	The expiry date of the Options will be the earlier of (i) the expiry date established under Section 5.2(c) and (ii) the 90th day following the date the Participant ceases to be a Director.

(b)	If the Participant is an Employee:

Reason for Termination	Vesting	Expiry of Option
Death or Disability	Any Options held by a Participant on the date of death or Disability and which are unvested as of such date will not vest.	The expiry date of the Options will be the earlier of (i) the expiry date established under Section 5.2(c) and (ii) one year from the date of death or Disability of the Participant.

Change in Control	Options will vest in accordance with Section 11.	Options expire in accordance with Section 11.

Ceasing to be Employed for Employee Cause Event	Any Options which are unvested as of the date the Participant ceases to be an Employee will not vest, unless determined otherwise by the Board.	The expiry date of the Options will be the date the Participant ceases to be an Employee.

Mandatory Retirement	All unvested Options of the Participant will immediately vest and become immediately exercisable	The expiry date of the Options will be the earlier of (i) the expiry date established under Section 5.2(c) and (ii) one year from the date of retirement.

Ceasing to be Employed but continues to be engaged as a Director or Consultant	The vesting of the Options will continue as set out in the Option Award Agreement.	The expiry date of the Options will remain unchanged.

Ceasing to be Employed other than as set out above	Any Options which are unvested as of the date the Participant ceases to be an Employee will not vest, unless determined otherwise by the Board.	The expiry date of the Options will be the earlier of (i) the expiry date established under Section 5.2(c) and (ii) the 90th day following the date the Participant ceases to be an Employee.

(c)	If the Participant is a Consultant:

Reason for Termination	Vesting	Expiry of Option
Death or Disability	Any Options held by a Participant on the date of death or Disability and which are unvested as of such date will not vest.	The expiry date of the Options will be the earlier of (i) the expiry date established under Section 5.2(c) and (ii) one year from the date of death or Disability of the Participant.

Change in Control	Options will vest in accordance with Section 11.	Options expire in accordance with Section 11.

Ceasing to be a Consultant due to completion/termination of contract	Any Options which are unvested as of the date the Participant ceases to be a Consultant will not vest, unless determined otherwise by the Board	The expiry date of the Options will be the earlier of (i) the expiry date established under Section 5.2(c) and (ii) the 90th day following the date the Participant ceases to be a Consultant

Ceasing to be a Consultant due to completion/termination of contract but continues to be engaged as a Director or Employee	The vesting of the Options will continue as set out in the Option Award Agreement.	The expiry date of the Options will remain unchanged.

Ceasing to be a Consultant and concurrently hired and becomes an Employee	The Options previously granted to the Consultant will flow through to the Employee on the same terms and conditions of the original grant of Options.	The Options previously granted to the Consultant will flow through to the Employee on the same terms and conditions of the original grant of Options.

5.6	Conflict.

Notwithstanding the foregoing tables set out in Section 5.5, in the event the Participant is both a Director and an Employee or both a Director and a Consultant and ceases to be both at the same time, other than by death or Disability, then Section 5.5(a) will take precedence over Sections 5.5(b) and 5.5(c) unless the Participant ceases to be an Employee in an Employee Cause Event, in which case Section 5.5(b) will take precedence.

6.	PERFORMANCE SHARE UNITS

6.1	Grant.

Performance Share Units may be granted to Eligible Persons at such time or times as will be determined by the Board by resolution, pursuant to recommendations of the Board from time to time. All Performance Share Units granted to Canadian Employee Taxpayers shall be granted as a bonus for services rendered in a particular calendar year (the “PSU Service Year”). The Grant Date of a Performance Share Unit for purposes of the Plan will be the date on which the Performance Share Unit is awarded by the Board, or such later date determined by the Board, subject to applicable securities laws and regulatory requirements.

6.2	Terms and Conditions of Performance Share Units.

Performance Share Units will be evidenced by a PSU Award Agreement, which will specify such terms and conditions, not inconsistent with the Plan, as the Board will determine, including:

(a)	the number of Performance Share Units to be awarded to the Participant;

(b)

if applicable, the PSU Service Year in respect of which the Performance Share Units were granted, provided that, if not otherwise specified in the Award Agreement, the PSU Service Year shall be the calendar year which contains the Grant Date for the applicable Performance Share Units;

(c)

the performance cycle applicable to each Performance Share Unit, which will be the period of time between the Grant Date and the date on which the performance criteria specified in Section 6.2(d) must be satisfied before the Performance Share Unit is fully vested and may be settled by the Participant, before being subject to forfeiture or termination, which period of time, for Canadian Employee Taxpayers, will in no case end later than December 15th of the calendar year which is three years after the calendar year which is the PSU Service Year;

(d)

the performance criteria, which may include criteria based on the Participant’s personal performance and/or the performance of the Corporation and/or its subsidiaries, that will be used to determine the vesting of the Performance Share Units;

(e)	whether and to what extent Dividend Equivalents will be credited to a Participant’s PSU Account in accordance with Section 13; and

(f)	such other terms and conditions, not inconsistent with the Plan, as the Board will determine, including customary representations, warranties and covenants with respect to securities law matters.

For greater certainty, each PSU Award Agreement may contain terms and conditions in addition to those set forth in the Plan, provided that all Performance Share Units granted to Canadian Employee Taxpayers shall have such terms and conditions as to ensure that such Awards are exempt from the definition of “salary deferral arrangement” in subsection 248(1) of the Tax Act by virtue of paragraph (k) thereto. For greater certainty, no Shares will be issued on the Grant Date and the Corporation will not be required to set aside a fund for the payment of any such Awards.

6.3	PSU Accounts.

A separate notional account will be maintained for each Participant with respect to Performance Share Units granted to such Participant (a “PSU Account”) in accordance with Section 14.4. Performance Share Units awarded to the Participant from time to time pursuant to Section 6.1 will be credited to the Participant’s PSU Account and will vest in accordance with Section 6.4. On the vesting of the Performance Share Units pursuant to Section 6.4 and the corresponding payment of cash and/or issuance of Shares to the Participant pursuant to Section 6.5, or on the forfeiture or termination of the Performance Share Units pursuant to the terms of the Award, the Performance Share Units credited to the Participant’s PSU Account will be cancelled.

6.4	Vesting.

Subject to Section 11, unless otherwise determined by the Board in accordance with the provisions hereof, or unless otherwise specified in the Participant’s Service Agreement or PSU Award Agreement, each Performance Share Unit will vest as at the date that is the end of the performance cycle (which will be the “PSU Vesting Date”), subject to any performance criteria having been satisfied and will be settled in accordance with Section 6.5.

6.5	Settlement.

(a)

The Performance Share Units may be settled by delivery by the Participant to the Corporation of a notice of settlement date, substantially in the form attached to the PSU Award Agreement, acknowledged by the Corporation provided that no such delivery will be required in connection with a settlement pursuant to Section 6.6(a). In the event the Corporation does not receive a notice of settlement date on or before December 31st of the calendar year containing the applicable PSU Vesting Date, the settlement date will be December 31st of the calendar year containing the applicable PSU Vesting Date. On settlement, the Corporation will, for each vested Performance Share Unit being settled, deliver to the Participant a cash payment equal to the Market Price of one Share as of the PSU Vesting Date (or a Share or a combination of cash and Shares in the sole discretion of the Board). No certificates for Shares issued in settlement will be issued to the Participant until the Participant and the Corporation have each completed all steps required by law to be taken in connection with the issuance of the Shares, including receipt from the Participant of payment or provision for all withholding taxes due as a result of the settlement of the Performance Share Units. The delivery of certificates representing the Shares to be issued in settlement of Performance Share Units will be contingent upon the fulfillment of any requirements contained in the PSU Award Agreement or applicable provisions of laws.

(b)

For greater certainty, for Canadian Employee Taxpayers, in no event will such settlement be later than December 31st of the calendar year containing the applicable PSU Vesting Date nor will such settlement occur after the date specified in Section 6.2(c).

6.6	Termination of Performance Share Unit Due to Termination of Employment, Service or Engagement.

Unless otherwise determined by the Board, or unless otherwise provided in the Participant’s Service Agreement or PSU Award Agreement, if a Participant’s employment, service or engagement terminates in any of the following circumstances, Performance Share Units will be treated in the manner set forth below:

(a)	If the Participant is a Director:

Reason for Termination	Treatment of Performance Share Units
Death or Disability	Outstanding Performance Share Units that were vested on or before the date of death or Disability will be settled in accordance with Section 6.5 as of the date of death or Disability. Outstanding Performance Share Units that were not vested on or before the date of death or Disability will vest and be settled in accordance with Section 6.5 as of the date of death or Disability, prorated to reflect the actual period between the commencement of the performance cycle and the date of death or Disability, based on the Participant’s performance for the applicable performance period(s) up to the date of death or Disability. Subject to the foregoing, any remaining Performance Share Units will in all respects terminate as of the date of death or Disability.

Change in Control	Performance Share Units vest in accordance with Section 11.

Ceasing to Hold Office but continues to be engaged as an Employee or Consultant	Outstanding Performance Share Units will continue to vest pursuant to the PSU Award Agreement.

Ceasing to Hold Office for Director Cause Event	Outstanding Performance Share Units (whether vested or unvested) will automatically terminate on the date the Participant ceases to be a Director.

Ceasing to Hold Office other than as set out above including Mandatory Retirement	Outstanding Performance Share Units that were vested on or before the date the Participant ceases to be a Director will be settled in accordance with Section 6.5 as of the date the Participant ceases to be a Director. Outstanding Performance Share Units that would have vested on the next vesting date following the date the Participant ceases to be a Director, prorated to reflect the actual period between the commencement of the performance cycle and the date the Participant ceases to be a Director, based on the Participant’s performance for the applicable performance period(s) up to the date the Participant ceases to be a Director, will be settled in accordance with Section 6.5 as of such vesting date. Subject to the foregoing, any remaining Performance Share Units will in all respects terminate as of the date the Participant ceases to be a Director.

(b)	If the Participant is an Employee:

Reason for Termination	Treatment of Performance Share Units
Death or Disability	Outstanding Performance Share Units that were vested on or before the date of death or Disability will be settled in accordance with Section 6.5 provided that the settlement date will be the earlier of (i) the date set out as the settlement date in the notice delivered by the Participant pursuant to Section 6.5; (ii) the date 90 days following the date of death or Disability; and (iii) December 31st of the calendar year in which death or Disability occurs. Outstanding Performance Share Units that were not vested on or before the date of death or Disability will in all respects terminate as of the date of death or Disability.

Change in Control	Performance Share Units vest in accordance with Section 11.

Ceasing to be Employed for Employee Cause Event	Outstanding Performance Share Units (whether vested or unvested) will automatically terminate on the date the Participant ceases to be an Employee.

Mandatory Retirement	Outstanding Performance Share Units that were vested on or before the date the Participant ceases to be an Employee will be settled in accordance with Section 6.5 provided that the settlement date will be the earlier of (i) the date set out as the settlement date in the notice delivered by the Participant pursuant to Section 6.5; (ii) the date 90 days following the date the Participant ceases to be an Employee; and (iii) December 31st of the calendar year in which the Participant ceases to be an Employee. Subject to the foregoing, any remaining Performance Share Units will in all respects terminate as of the date the Participant ceases to be an Employee.

Reason for Termination	Treatment of Performance Share Units
Ceasing to be Employed but continues to be engaged as a Director or Consultant	Outstanding Performance Share Units will continue to vest pursuant to the PSU Award Agreement.

Ceasing to be Employed other than as set out above	Outstanding Performance Share Units that were vested on or before the date the Participant ceases to be an Employee will be settled in accordance with Section 6.5 provided that the settlement date will be the earlier of (i) the date set out as the settlement date in the notice delivered by the Participant pursuant to Section 6.5; (ii) the date 90 days following the date the Participant ceases to be an Employee; and (iii) December 31st of the calendar year in which the Participant ceases to be an Employee. Subject to the foregoing, any remaining Performance Share Units will in all respects terminate as of the date the Participant ceases to be an Employee.

(c)	If the Participant is a Consultant:

Reason for Termination	Treatment of Performance Share Units
Death or Disability	Outstanding Performance Share Units that were vested on or before the date of death or Disability will be settled in accordance with Section 6.5 provided that the settlement date will be (i) the date set out as the settlement date in the notice delivered by the Participant pursuant to Section 6.5 (ii) the date 90 days following the date of death or Disability; and (iii) December 31st of the calendar year in which death or Disability occurs. Outstanding Performance Share Units that were not vested on or before the date of death or Disability will in all respects terminate as of the date of death or Disability.

Change in Control	Performance Share Units vest in accordance with Section 11.

Ceasing to be a Consultant due to completion/termination of contract	Outstanding Performance Share Units (whether vested or unvested) will automatically terminate on the date the Participant ceases to be a Consultant.

Ceasing to be a Consultant due to completion/termination of contract but continues to be engaged as a Director or Employee	Outstanding Performance Share Units will continue to vest pursuant to the PSU Award Agreement.

Reason for Termination	Treatment of Performance Share Units
Ceasing to be a Consultant and concurrently hired and becomes an Employee	The Performance Share Units previously granted to the Consultant will flow through to the Employee on the same terms and conditions of the original grant of Performance Share Units.

6.7	Conflict.

Notwithstanding the foregoing table set out in Section 6.6, in the event the Participant is both a Director and an Employee or both a Director and a Consultant and ceases to be both at the same time, other than by death or Disability, then Section 6.6(a) will take precedence over Sections 6.6(b) and 6.6(c) unless the Participant ceases to be an Employee in an Employee Cause Event, in which case Section 6.6(b) will take precedence.

7.	RESTRICTED SHARE UNITS

7.1	Grant.

Restricted Share Units may be granted to Eligible Persons at such time or times as will be determined by the Board by resolution, pursuant to recommendations of the Board from time to time. All Restricted Share Units granted to Canadian Employee Taxpayers shall be granted as a bonus for services rendered in a particular calendar year (the “RSU Service Year”). The Grant Date of a Restricted Share Unit for purposes of the Plan will be the date on which the Restricted Share Unit is awarded by the Board, or such later date determined by the Board, subject to applicable securities laws and regulatory requirements.

7.2	Terms and Conditions of Restricted Share Units.

Restricted Share Units will be evidenced by an RSU Award Agreement, which will specify such terms and conditions, not inconsistent with the Plan, as the Board will determine, including:

(a)	the number of Restricted Share Units to be awarded to the Participant;

(b)

if applicable, the RSU Service Year in respect of which the Restricted Share Units were granted, provided that, if not otherwise specified in the Award Agreement, the RSU Service Year shall be the calendar year which contains the Grant Date for the applicable Restricted Share Units;

(c)

the period of time between the Grant Date and the date on which the Restricted Share Unit is fully vested and may be settled by the Participant, before being subject to forfeiture or termination, which period of time, for Canadian Employee Taxpayers, will in no case be later than December 15th of the calendar year which is three years after the calendar year which is the RSU Service Year;

(d)	whether and to what extent Dividend Equivalents will be credited to a Participant’s RSU Account in accordance with Section 13; and

(e)	such other terms and conditions, not inconsistent with the Plan, as the Board will determine, including customary representations, warranties and covenants with respect to securities law matters.

For greater certainty, each RSU Award Agreement may contain terms and conditions in addition to those set forth in the Plan, provided that all Restricted Share Units granted to Canadian Employee Taxpayers shall have such terms and conditions as to ensure that such Awards are exempt from the definition of “salary deferral arrangement” in subsection 248(1) of the Tax Act by virtue of paragraph (k) thereto. For greater certainty, no Shares will be issued on the Grant Date and the Corporation will not be required to set aside a fund for the payment of any such Awards.

7.3	RSU Accounts.

A separate notional account will be maintained for each Participant with respect to Restricted Share Units granted to such Participant (an “RSU Account”) in accordance with Section 14.4. Restricted Share Units awarded to the Participant from time to time pursuant to Section 7.1 will be credited to the Participant’s RSU Account and will vest in accordance with Section 7.4. On the vesting of the Restricted Share Units pursuant to Section 7.4 and the corresponding payment of cash and/or issuance of Shares to the Participant pursuant to Section 7.5, or on the forfeiture or termination of the Restricted Share Units pursuant to the terms of the Award, the Restricted Share Units credited to the Participant’s RSU Account will be cancelled.

7.4	Vesting.

Subject to Section 11, unless otherwise determined by the Board in accordance with the provisions hereof, or unless otherwise specified in the Participant’s Service Agreement or RSU Award Agreement, each Restricted Share Unit will vest in three approximately equal instalments on the first three anniversaries of the Grant Date provided that all applicable restrictions will have lapsed (which will be the “RSU Vesting Date”) and will be settled in accordance with Section 7.5.

7.5	Settlement.

(a)

The Restricted Share Units may be settled by delivery by the Participant to the Corporation of a notice of settlement date, substantially in the form to the RSU Award Agreement, acknowledged by the Corporation, provided that no such delivery will be required in connection with a settlement pursuant to Section 7.6(a). In the event the Corporation does not receive a notice of settlement date on or before December 31st of the calendar year containing the applicable RSU Vesting Date, the settlement date will be December 31st of the calendar year containing the applicable RSU Vesting Date. On settlement, the Corporation will, for each vested Restricted Share Unit being settled, deliver to the Participant a cash payment equal to the Market Price of one Share as of the RSU Vesting Date (or Shares or a combination of cash and Shares in the sole discretion of the Board). No certificates for Shares issued in settlement will be issued to the Participant until the Participant and the Corporation have each completed all steps required by law to be taken in connection with the issuance of the Shares, including receipt from the Participant of payment or provision for all withholding taxes due as a result of the settlement of the Restricted Share Units. The delivery of certificates representing the Shares to be issued in settlement of Restricted Share Units will be contingent upon the fulfillment of any requirements contained in the RSU Award Agreement or applicable provisions of laws.

(b)

For greater certainty, for Canadian Employee Taxpayers, in no event will such settlement be later than December 31st of the calendar year containing the applicable RSU Vesting Date nor will such settlement occur after the date specified in Section 7.2(c).

7.6	Termination of Restricted Share Unit Due to Termination of Employment, Service or Engagement.

Unless otherwise determined by the Board, or unless otherwise provided in the Participant’s Service Agreement or RSU Award Agreement, if a Participant’s employment, service or engagement terminates in any of the following circumstances, Restricted Share Units will be treated in the manner set forth below:

(a)	If the Participant is a Director:

Reason for Termination	Treatment of Restricted Share Units
Death or Disability	Outstanding Restricted Share Units that were vested on or before the date of death or Disability will be settled in accordance with Section 7.5 as of the date of death or Disability. Outstanding Restricted Share Units that would have vested on the next vesting date following the date of death or Disability will vest and be settled in accordance with Section 7.5 as of the date of death or Disability, prorated to reflect the actual period between the Grant Date and the date of death or Disability. Subject to the foregoing, any remaining Restricted Share Units will in all respects terminate as of the date of death or Disability.

Change in Control	Restricted Share Units vest in accordance with Section 11.

Ceasing to Hold Office but continues to be engaged as an Employee or Consultant`	Outstanding Restricted Share Units will continue to vest pursuant to the RSU Award Agreement.

Reason for Termination	Treatment of Restricted Share Units
Ceasing to Hold Office for Director Cause Event	Outstanding Restricted Share Units (whether vested or unvested) will automatically terminate on the date the Participant ceases to be a Director.

Ceasing to Hold Office other than as set out above including Mandatory Retirement	Outstanding Restricted Share Units that were vested on or before the date the Participant ceases to be a Director will be settled in accordance with Section 7.5 as of the date the Participant ceases to be a Director. Outstanding Restricted Share Units that would have vested on the next vesting date following the date the Participant ceases to be a Director will vest and be settled in accordance with Section 7.5 as of such vesting date. Subject to the foregoing, any remaining Restricted Share Units will in all respects terminate as of the date the Participant ceases to be a Director.

(b)	If the Participant is an Employee:

Reason for Termination	Treatment of Restricted Share Units
Death or Disability	Outstanding Restricted Share Units that were vested on or before the date of death or Disability will be settled in accordance with Section 7.5, provided that the settlement date will be the earlier of (i) the date set out as the settlement date in the notice delivered by the Participant pursuant to Section 7.5; (ii) the date 90 days following the date of death or Disability; and (iii) December 31st of the calendar year in which death or Disability occurs. Outstanding Restricted Share Units that were not vested on or before the date of death or Disability will in all respects terminate as of the date of death or Disability.

Change in Control	Restricted Share Units vest in accordance with Section 11.

Ceasing to be Employed for Employee Cause Event	Outstanding Restricted Share Units (whether vested or unvested) will automatically terminate on the date the Participant ceases to be an Employee.

Reason for Termination	Treatment of Restricted Share Units
Mandatory Retirement	Outstanding Restricted Share Units that were vested on or before the date the Participant ceases to be an Employee will be settled in accordance with Section 7.5 provided that the settlement date will be the earlier of (i) the date set out as the settlement date in the notice delivered by the Participant pursuant to Section 7.5; (ii) the date 90 days following the date the Participant ceases to be an Employee; and (iii) December 31st of the calendar year in which the Participant ceases to be an Employee. Subject to the foregoing, any remaining Restricted Share Units will in all respects terminate as of the date the Participant ceases to be an Employee.

Ceasing to be Employed but continues to be engaged as a Director or Consultant	Outstanding Restricted Share Units will continue to vest pursuant to the RSU Award Agreement.

Ceasing to be Employed other than as set out above	Outstanding Restricted Share Units that were vested on or before the date the Participant ceases to be an Employee will be settled in accordance with Section 7.5 provided that the settlement date will be the earlier of (i) the date set out as the settlement date in the notice delivered by the Participant pursuant to Section 7.5; (ii) the date 90 days following the date the Participant ceases to be an Employee; and (iii) December 31st of the calendar year in which the Participant ceases to be an Employee. Subject to the foregoing, any remaining Restricted Share Units will in all respects terminate as of the date the Participant ceases to be an Employee.

(c)	If the Participant is a Consultant:

Reason for Termination	Treatment of Restricted Share Units
Death or Disability	Outstanding Restricted Share Units that were vested on or before the date of death or Disability will be settled in accordance with Section 7.5 provided that the settlement date will be the earlier of (i) the date set out as the settlement date in the notice delivered by the Participant pursuant to Section 7.5; (ii) the date 90 days following the date of death or Disability; and (iii) December 31st of the calendar year in which death or Disability occurs. Outstanding Restricted Share Units that were not vested on or before the date of death or Disability will in all respects terminate as of the date of death or Disability.

Reason for Termination	Treatment of Restricted Share Units
Change in Control	Restricted Share Units vest in accordance with Section 11.

Ceasing to be a Consultant due to completion/termination of contract	Outstanding Restricted Share Units (whether vested or unvested) will automatically terminate on the date the Participant ceases to be a Consultant.

Ceasing to be a Consultant due to completion/termination of contract but continues to be engaged as a Director or Employee	Outstanding Restricted Share Units will continue to vest pursuant to the RSU Award Agreement.

Ceasing to be a Consultant and concurrently hired and becomes an Employee	The Restricted Share Units previously granted to the Consultant will flow through to the Employee on the same terms and conditions of the original grant of Restricted Share Units.

7.7	Conflict.

Notwithstanding the foregoing table set out in Section 7.6, in the event the Participant is both a Director and an Employee or both a Director and a Consultant and ceases to be both at the same time, other than by death or Disability, then Section 7.6(a) will take precedence over Sections 7.6(b) and 7.6(c) unless the Participant ceases to be an Employee in an Employee Cause Event, in which case Section 7.6(b) will take precedence.

8.	DEFERRED SHARE UNITS

8.1	Grant.

(a)

Discretionary Deferred Share Units. Deferred Share Units may be granted to Eligible Persons at such time or times as will be determined by the Board by resolution, pursuant to recommendations of the Board from time to time. The Grant Date of a Deferred Share Unit for purposes of the Plan will be the date on which the Deferred Share Unit is awarded by the Board, or such later date determined by the Board, subject to applicable securities laws and regulatory requirements.

(b)

Mandatory or Elective Deferred Share Units. In addition to the foregoing, on fixed dates established by the Board and subject to such terms and conditions and other procedures as the Board will determine, pursuant to recommendations of the Board, the Board may require a Participant to, or may permit a Participant to irrevocably elect to, receive Deferred Share Units in satisfaction of all or a portion of the following amounts payable by the Corporation or any subsidiary of the Corporation:

(i)

Director’s Retainer - in the case of a member of the Board who is not also an officer or employee of the Corporation, an amount equal to all or a portion of his or her annual directors’ retainer payable on account of his or her services as a member of the Board (which amount will not include committee chairperson retainers, committee members retainers, Board or committee meeting fees, or special remuneration for ad hoc services rendered to the Board); or

(ii)

Officers’ and Employees’ Annual Incentive - in the case of an officer or employee of the Corporation or any subsidiary of the Corporation (as applicable), an amount equal to all or a portion of his or her annual incentive bonus for a calendar year,

(the “Deferred Annual Amount”). In such cases, the Participant will receive an Award of Deferred Share Units equal to the greatest whole number which may be obtained by dividing (i) the amount of the Deferred Annual Amount, by (ii) the Market Price of one Share on the date of payment of such Deferred Annual Amount.

8.2	Terms and Conditions of Deferred Share Units.

Deferred Share Units will be evidenced by a DSU Award Agreement, which will specify such terms and conditions, not inconsistent with the Plan, as the Board will determine, including:

(a)	the number of Deferred Share Units to be awarded to the Participant;

(b)	for Deferred Share Units awarded under Section 8.1(a):

(i)	the period of time between the Grant Date and the date on which the Deferred Share Unit is fully vested, subject to Sections 8.2(c) and 8.5(b) for Canadian Employee Taxpayers;

(ii)

any performance criteria, which may include criteria based on the Participant’s personal performance and/or the financial performance of the Corporation and/or its subsidiaries, that may be used to determine the vesting of the Deferred Share Units (if applicable); and

(iii)	such other terms and conditions, not inconsistent with the Plan, as the Board will determine, including customary representations, warranties and covenants with respect to securities law matters; and

(c)

in the case of Deferred Share Units awarded to a Canadian Employee Taxpayer, such terms and conditions as may be necessary for such Award to be exempt from the definition of “salary deferral arrangement” in subsection 248(1) of the Tax Act by virtue of paragraph (l) thereto and paragraph 6801(d) of the Regulations to the Tax Act.

For greater certainty, each DSU Award Agreement may contain terms and conditions in addition to, but not in conflict with, those set forth in the Plan. For greater certainty, no Shares will be issued on the Grant Date and the Corporation will not be required to set aside a fund for the payment of any such Awards.

8.3	DSU Accounts.

A separate notional account will be maintained for each Participant with respect to Deferred Share Units granted to such Participant (a “DSU Account”) in accordance with Section 14.4. Deferred Share Units awarded to the Participant from time to time pursuant to Section 8.1 will be credited to the Participant’s DSU Account and will vest in accordance with Section 8.4. On the settlement of the Deferred Share Units pursuant to Section 8.5 and the corresponding payment of cash and/or issuance of Shares to the Participant, or on the forfeiture and termination of the Deferred Share Units pursuant to the terms of the Award, the Deferred Share Units credited to the Participant’s DSU Account will be cancelled.

8.4	Vesting.

Subject to Section 11, unless otherwise determined by the Board in accordance with the provisions hereof, or unless otherwise specified in the Participant’s Service Agreement or DSU Award Agreement:

(a)	each Deferred Share Unit awarded under Section 8.1(a) will vest in accordance with the DSU Award Agreement; and

(b)	each Deferred Share Unit awarded under Section 8.1(b) will immediately vest at the time it is credited to the Participant’s DSU Account.

8.5	Settlement.

(a)

The Deferred Share Units may be settled by delivery by the Participant to the Corporation of a notice of settlement date, substantially in the form to the DSU Award Agreement, provided for greater certainty, no Deferred Share Units may be settled before the DSU Separation Date, acknowledged by the Corporation. In the event the Corporation does not receive a notice of settlement date prior to the DSU Separation Date, the settlement date will be the DSU Separation Date. On settlement, the Corporation will, for each such vested Deferred Share Unit, deliver to the Participant a cash payment equal to the Market Price of one Share as of the DSU Separation Date (or a Share or any combination of cash and Shares in the sole discretion of the Board). No certificates for Shares issued in settlement will be issued to the Participant until the Participant and the Corporation have each completed all steps required by law to be taken in connection with the issuance of the Shares, including receipt from the Participant of payment or provision for all withholding taxes due as a result of the settlement of the Deferred Share Units. The delivery of certificates representing the Shares to be issued in settlement of Deferred Share Units will be contingent upon the fulfillment of any requirements contained in the DSU Award Agreement or applicable provisions of laws.

(b)

Notwithstanding the foregoing, all settlements of Deferred Share Units granted to a Participant who is a Canadian Employee Taxpayer will take place (i) after the Participant’s DSU Separation Date; and (ii) by December 15th of the first calendar year that commences after such time.

8.6	Termination of Deferred Share Unit Due to Termination of Employment, Service or Engagement.

Unless otherwise determined by the Board, or unless otherwise provided in the Participant’s Service Agreement or DSU Award Agreement, if a Participant’s employment, service or engagement terminates in any of the following circumstances, Deferred Share Units will be treated in the manner set forth below:

(a)	If the Participant is a Director:

Reason for Termination	Treatment of Deferred Share Units
Death or Disability	Outstanding Deferred Share Units that were vested on or before the date of death or Disability will be settled in accordance with Section 8.5 as of the date of death or Disability. Outstanding Deferred Share Units that were not vested on or before the date of death or Disability will vest and be settled in accordance with Section 8.5 as of the date of death or Disability, prorated to reflect the actual period between the Grant Date and the date of death or Disability. Subject to the foregoing, any remaining Deferred Share Units will in all respects terminate as of the date of death or Disability.

Change in Control	Deferred Share Units vest in accordance with Section 11.

Ceasing to Hold Office but continues to be engaged as an Employee or Consultant	Outstanding Deferred Share Units will continue to vest pursuant to the DSU Award Agreement.

Ceasing to Hold Office for Director Cause Event	Outstanding Deferred Share Units (whether vested or unvested) will automatically terminate on the date the Participant ceases to be a Director.

Ceasing to Hold Office other than as set out above including Mandatory Retirement	Outstanding Deferred Share Units that were vested on or before the date the Participant ceases to be a Director will be settled in accordance with Section 8.5 as of the date the Participant ceases to be a Director. Outstanding Deferred Share Units that would have vested on the next vesting date following the date the Participant ceases to be a Director will be settled in accordance with Section 8.5 as of such vesting date. Subject to the foregoing, any remaining Deferred Share Units will in all respects terminate as of the date the Participant ceases to be a Director.

(b)	If the Participant is an Employee:

Reason for Termination	Treatment of Deferred Share Units
Death or Disability	Outstanding Deferred Share Units that were vested on or before the date of death or Disability will be settled in accordance with Section 8.5 as of the date of death or Disability. Outstanding Deferred Share Units that were not vested on or before the date of death or Disability will in all respects terminate as of the date of death or Disability.

Change in Control	Deferred Share Units vest in accordance with Section 11.

Ceasing to be Employed for Employee Cause Event	Outstanding Deferred Share Units (whether vested or unvested) will automatically terminate on the date the Participant ceases to be an Employee.

Mandatory Retirement	Outstanding Deferred Share Units that were vested on or before the date the Participant ceases to be an Employee will be settled in accordance with Section 8.5 as of the date the Participant ceases to be an Employee. Subject to the foregoing, any remaining Deferred Share Units will in all respects terminate as of the date the Participant ceases to be an Employee.

Ceasing to be Employed but continues to be engaged as a Director or Consultant	Outstanding Deferred Share Units will continue to vest pursuant to the DSU Award Agreement.

Ceasing to be Employed other than as set out above	Outstanding Deferred Share Units that were vested on or before the date the Participant ceases to be an Employee will be settled in accordance with Section 8.5 as of the date the Participant ceases to be an Employee. Subject to the foregoing, any remaining Deferred Share Units will in all respects terminate as of the date the Participant ceases to be an Employee.

(c)	If the Participant is a Consultant:

Reason for Termination	Treatment of Deferred Share Units
Death or Disability	Outstanding Deferred Share Units that were vested on or before the date of death or Disability will be settled in accordance with Section 8.5 as of the date of death or Disability. Outstanding Deferred Share Units that were not vested on or before the date of death or Disability will in all respects terminate as of the date of death or Disability.

Change in Control	Deferred Share Units vest in accordance with Section 11.

Ceasing to be a Consultant due to completion/termination of contract	Outstanding Deferred Share Units will continue to vest pursuant to the DSU Award Agreement.

Ceasing to be a Consultant due to completion/termination of contract but continues to be engaged as a Director or Employee	Outstanding Deferred Share Units will continue to vest pursuant to the DSU Award Agreement.

Ceasing to be a Consultant and concurrently hired and becomes an Employee	The Deferred Share Units previously granted to the Consultant will flow through to the Employee on the same terms and conditions of the original grant of Deferred Share Units.

8.7	Conflict.

Notwithstanding the foregoing table set out in Section 8.6, in the event the Participant is both a Director and an Employee or both a Director and a Consultant and ceases to be both at the same time, other than by death or Disability, then Section 8.6(a) will take precedence over Sections 8.6(b) and 8.6(c) unless the Participant ceases to be an Employee in an Employee Cause Event, in which case Section 8.6(b) will take precedence.

9.	NON-ASSIGNABILITY AND NON-TRANSFERABILITY OF AWARDS

An Award granted pursuant to this Plan is personal to the Participant and may not be assigned, transferred, charged, pledged or otherwise alienated, other than to a Participant’s Personal Representatives.

10.	ADJUSTMENTS

10.1	Adjustments.

Subject to Section 12.4, the number and kind of Shares to which an Award pertains and, with respect to Options, the Option Price, will be adjusted, subject to prior approval of the relevant stock exchanges, if applicable, in the event of a reorganization, recapitalization, stock split or subdivision, reduction, combination or consolidation, stock dividend, combination of shares, merger, reclassification, amalgamation, distribution of evidences of indebtedness or assets of the Corporation (excluding dividends paid in the ordinary course) to all holders of Shares, rights offering or any other change in the corporate structure or shares of the Corporation, in such manner, if any, and at such time, as the Board, in its sole discretion, may determine to prevent substantial dilution or enlargement of the rights granted to, or available for, holders of Awards as compared to holders of Shares. Failure of the Board to provide for an adjustment will be conclusive evidence that the Board has determined that it is equitable to make no adjustment in the circumstances. If an adjustment results in a fractional share, the fraction will be disregarded.

10.2	Cumulative Adjustments.

The adjustments provided for in this Section 10 will be cumulative.

10.3	Deemed Amendment.

On the happening of each and every of the foregoing events, the applicable provisions of the Plan will be deemed to be amended accordingly and the Board will take all necessary action so as to make all necessary adjustments in the number and kind of securities subject to any outstanding Award (and the Plan) and, with respect to Options, the Option Price.

11.	CHANGE IN CONTROL - TREATMENT OF AWARDS

11.1	Acceleration of Vesting.

In the event of a proposed Change in Control (as determined by the Board), the Board may, in its discretion, conditionally or otherwise and on such terms as it sees fit, accelerate the vesting of all of a Participant’s unvested Awards to a date determined by the Board, to permit each Participant, within a specified period of time to exercise all of the Participant’s outstanding Options and to settle all of the Participant’s outstanding Performance Share Units and Restricted Share Units (to the extent then vested and exercisable, including by reason of acceleration by the Board pursuant this Plan or in accordance with the Award Agreement). For greater certainty, upon a Change in Control, holders of Awards will not be treated any more favourably than holders of Shares with respect to the consideration holders of Awards would be entitled to receive for their Shares.

11.2	Proposed Transaction – Termination of Options.

Notwithstanding any other provision of the Plan and subject to the earlier expiry of the Options in accordance with their terms, if the Board at any time by resolution declares it advisable to do so in connection with any proposed sale or conveyance of all or substantially all of the property and assets of the Corporation or any proposed Corporate Transaction (collectively, the “Proposed Transaction”), the Corporation may give written notice to all holders of Options advising them that, within 30 days after the date of the notice and not thereafter, each holder of an Option must advise the Board whether the holders of the Option desires to exercise its Options prior to the closing of the Proposed Transaction, and that upon the failure of a holder of an Option to provide such notice within the 30-day period, all rights of the holder of an Option will terminate, provided that the Proposed Transaction is completed within 180 days after the date of the notice. If the Proposed Transaction is not completed within such 180-day period, no right under any Option will be exercised or affected by the notice, except that the Option may not be exercised between the date of expiration of the 30-day period and the day after the expiration of such 180-day period, or if earlier, the date the Proposed Transaction is terminated without completion. If a holder of an Option gives notice that the holder of an Option desires to exercise its Options prior to the closing of the Proposed Transaction, then all Options which the holder of an Option elected by notice to exercise will be exercised immediately prior to the effective time of the Proposed Transaction or such earlier time as may be required to complete the Proposed Transaction.

11.3	Further Assurances on Change in Control.

The Participant will execute such documents and instruments and take such other actions, including exercise or settlement of Awards vesting pursuant to this Section 11 or the Award Agreement, as may be required consistent with the foregoing; provided, however, that the exercise or settlement of Awards vesting pursuant to this Section 11 or the Award Agreement will be subject to the completion of the Change in Control event.

11.4	Awards Need Not be Treated Identically.

In taking any of the actions contemplated by this Section 11, the Board will not be obligated to treat all Awards held by any Participant, or all Awards in general, identically.

12.	AMENDMENT, SUSPENSION OR TERMINATION OF PLAN AND AWARDS

12.1	Discretion to Amend the Plan and Awards.

Subject to Section 12.2, the Board may amend the Plan or Awards at any time, provided, however, that no such amendment may materially and adversely affect any Award previously granted to a Participant without the consent of the Participant, except to the extent required by applicable law (including TSX requirements). Any amendment under this Section will be subject to all necessary regulatory approvals. Without limiting the generality of the foregoing, the Board may make certain amendments to the Plan or Awards without obtaining the approval of the shareholders of the Corporation including, but not limited to amendments which are intended to:

(a)	alter, extend or accelerate the terms and conditions of vesting of any Awards;

(b)	change the termination provisions of the Plan or any Award which does not entail an extension beyond the original expiry date;

(c)	amend or modify the mechanics of exercise or settlement of Awards ;

(d)

effect amendments of a “housekeeping” or ministerial nature including, without limiting the generality of the foregoing, any amendment necessary to comply with the provisions of applicable laws in Canada or in any other jurisdiction in which an Participant or proposed Participant may from time to time be resident or a citizen (including, without limitation, the rules, regulations and policies of the TSX);

(e)	effect amendments respecting the administration of the Plan;

(f)	effect amendments necessary to suspend or terminate the Plan;

(g)

amend the change of control provisions of Section 11. For greater certainty, any change made to such section will not allow Participants to be treated any more favourably than other holders of Shares with respect to the consideration that the Participants would be entitled to receive for their Shares upon a Change in Control;

(h)

make any other amendment, whether fundamental or otherwise, not requiring shareholder approval under applicable law (including, without limitation, the rules, regulations and policies of the TSX) or that is not expected to materially adversely affect the interests of the shareholders of the Corporation.

12.2	Amendments Requiring Shareholder Approval.

Notwithstanding	Section 12.1, no amendments to the Plan or Awards to:

(a)	any increase in the number of Shares issuable under the Plan, or the percentage limit set out in Section 4.1, except such increases by operation of Section 4.1 or Section 10;

(b)	with respect to Options, reduce the Option Price, or cancel and reissue any Options;

(c)

extend (i) the term of an Option beyond its original expiry date, or (ii) the date on which a Performance Share Unit, Restricted Share Unit or Deferred Share Unit will be forfeited or terminated in accordance with its terms, other than in accordance with Section 15.4;

(d)	revise Section 9 to permit Awards granted under the Plan to be transferable or assignable other than for estate settlement purposes;

(e)	revise the insider participation limits set out in Section 4.3 or the non-executive director limit set out in Section 4.4;

(f)	revise the amending provisions set forth in Section 12.1 or 12.2; or

(g)	any amendment required to be approved by shareholders under applicable law (including without limitation, pursuant to the rules, regulations and policies of the TSX)

will be made without obtaining approval of the shareholders of the Corporation in accordance with the requirements of the TSX (or disinterested shareholder approval, if required by the policies of the TSX).

12.3	Amendment, Suspension or Discontinuance.

(a)

No amendment, suspension or discontinuance of the Plan or of any Award may contravene the requirements of the TSX or any securities commission or other regulatory body to which the Plan or the Corporation is now or may hereafter be subject to.

(b)

The Board may terminate the Plan at any time provided that such termination will not alter the terms or conditions of any Award or impair any right of any Participant pursuant to any Award awarded prior to the date of such termination and notwithstanding such termination the Corporation, such Awards, Eligible Persons and Shares will continue to be governed by the provisions of the Plan.

(c)	Termination of the Plan will not affect the ability of the Board to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

12.4	Tax Provisions.

Notwithstanding any provision of the Plan:

(a)

No amendment to the Plan or adjustment to Options shall be permitted without the consent of the affected Participant if such amendment or adjustment, as the case may be, would cause Options granted to a Canadian Employee Taxpayer to cease to be governed by section 7 of the Tax Act;

(b)

no amendment to the Plan or adjustment to Performance Share Units or Restricted Share Units shall be permitted without the consent of the affected Participant if such amendment or adjustment, as the case may be, would cause Performance Share Units or Restricted Share Units, as the case may be, granted to a Canadian Employee Taxpayer to cease to be governed by paragraph (l) of the definition of “salary deferral arrangement” in subsection 248(1) of the Tax Act; and

(c)

no amendment to the Plan or adjustment to Deferred Share Units shall be permitted without the consent of the affected Participant if such amendment or adjustment, as the case may be, would cause Deferred Share Units granted to a Canadian Employee Taxpayer to cease to meet the conditions of paragraph 6801(d) of the Regulations to the Tax Act.

13.	DIVIDEND EQUIVALENTS

The Board may determine whether and to what extent Dividend Equivalents will be credited to a Participant’s PSU Account, RSU Account and DSU Account with respect to Awards of Performance Share Units, Restricted Share Units or Deferred Share Units. Dividend Equivalents to be credited to a Participant’s PSU Account, RSU Account or DSU Account will be credited with additional Performance Share Units, Restricted Share Units or Deferred Share Units, as applicable, on the record date established for the related dividend or distribution in an amount equal to the greatest whole number which may be obtained by dividing (i) the value of such dividend or distribution on the record date that would have been paid if the Performance Share Units, Restricted Share Units or Deferred Share Units, as applicable, credited to the Participant were Shares, by (ii) the Market Price of one Share on such record date, and such additional Performance Share Units, Restricted Share Unit or Deferred Share Unit, as applicable, will be subject to the same terms and conditions as are applicable in respect of the Performance Share Unit, Restricted Share Unit or Deferred Share Unit, as applicable, with respect to which such dividend equivalent is granted. The crediting of any additional Performance Share Unit, Restricted Share Unit or Deferred Share Unit as a dividend equivalent to any Canadian Employee Taxpayer will be credited as a bonus for services rendered by such Participant in the year of grant.

No Dividend Equivalent will be credited to or paid on Awards of Performance Share Units, Restricted Share Units or Deferred Share Units that have expired or that have been forfeited or terminated.

14.	MISCELLANEOUS

14.1	Approvals Required for Plan.

Prior to the implementation by the Corporation of the Plan, the Plan is subject to approvals by the shareholders of the Corporation at a general meeting and the TSX.

14.2	No Rights as a Shareholder.

Nothing contained in the Plan nor in any Award granted hereunder will be deemed to give any Person any interest or title in or to any Shares or any rights as a shareholder of the Corporation or any other legal or equitable right against the Corporation whatsoever with respect to Shares issuable pursuant to an Award until such Person becomes the holder of record of Shares.

14.3	Employment.

Nothing contained in the Plan will confer upon any Participant any right with respect to employment or continued employment or the right to continue to serve as a Director or a Consultant as the case may be, or interfere in any way with the right of the Corporation to terminate such employment or service at any time. Participation in the Plan by an Eligible Person is voluntary.

14.4	Record Keeping.

The Corporation will maintain appropriate registers in which will be recorded all pertinent information with respect to the granting, amendment, exercise, vesting, expiry, forfeiture and termination of Awards. Such registers will include, as appropriate:

(a)	the name and address of each Participant;

(b)	the number of Awards credited to each Participant’s account;

(c)	any and all adjustments made to Awards recorded in each Participant’s account; and

(d)	such other information which the Corporation considers appropriate to record in such registers.

14.5	Income Taxes.

The Corporation or any subsidiary may withhold from any amount payable to an Eligible Person, either under this Plan or otherwise, such amount as may be necessary to enable the Corporation or subsidiary to comply with the applicable requirements of any federal, provincial, state, local or foreign law, or any administrative policy of any applicable domestic or foreign tax authority, relating to the withholding of tax or any other required deductions with respect to participation in the Plan, the issuance of any Shares pursuant to the Plan or the settlement in cash and/or Shares of any Awards under the Plan (“Withholding Obligations”).

The Corporation or subsidiary may require a Participant, as a condition to exercise of an Option (including, on a cashless basis pursuant to Section 5.4(b)) or the settlement of an Award, to remit in advance, a cheque or bank draft payable to the Corporation or subsidiary in the amount of all applicable Withholding Obligations with respect to such exercise or settlement. The Corporation or subsidiary undertakes to remit any such amount to the applicable taxation or regulatory authority on account of such Withholding Obligations.

14.6	No Representation or Warranty.

The Corporation makes no representation or warranty as to the future market value of any Shares issued pursuant to the Plan.

14.7	Condition of Issue.

The Awards and the issue of Shares by the Corporation pursuant to the exercise or settlement of an Award is subject to this Plan and compliance with the laws, rules and regulations of all regulatory bodies applicable to the granting of such Awards and the issuance and distribution of such Shares and to the listing requirements of any stock exchange or exchanges on which the Shares may be listed. Any Awards granted hereunder and any Shares issued on exercise or settlement of Awards granted hereunder will be subject to such policies as the Board may adopt from time to time. The Corporation is not obligated by any provision of this Plan or any grant hereunder to sell or issue Shares in violation of any applicable law. The Participant agrees to comply with all such laws, rules and regulations and agrees to furnish to the Corporation any information, reports and/or undertakings required to comply with and to fully cooperate with the Corporation in complying with such laws, rules and regulations. Shares issued and sold to Participants may be subject to limitations on sale or resale under applicable securities laws.

14.8	Agreement.

The Corporation and every person to whom an Award is granted hereunder will be bound by and subject to the terms and conditions of the Plan. By accepting an Award granted hereunder, the Participant expressly agrees with the Corporation to be bound by the terms and conditions of the Plan.

14.9	Non-Exclusivity.

Nothing contained herein will prevent the Board from adopting other or additional compensation arrangements, subject to any required approvals.

15.	TERM OF AWARD, EXPIRY, FORFEITURE AND TERMINATION OF AWARDS / BLACKOUT PERIODS

15.1	Term of Award.

Subject to Section 15.3, in no circumstances will the term of an Option exceed ten years from the Grant Date.

15.2	Expiry, Forfeiture and Termination of Awards.

If for any reason an Award expires without having been exercised or is forfeited or terminated, and subject to any extension thereof in accordance with the Plan, such Award will forthwith expire and be forfeited and will terminate and be of no further force or effect.

15.3	Exclusion From Severance Allowance, Retirement Allowance or Termination Settlement.

If a holder of an Award retires, resigns or is terminated from employment or engagement with the Corporation or any related entity, the loss or limitation, if any, pursuant to this Plan or the Award Agreement with respect to the right to receive or purchase Shares which were not vested at the time or which, if vested, were cancelled, will not give rise to any right to damages and will not be included in the calculation of nor form any part of any severance allowance, retiring allowance or termination settlement of any kind whatsoever in respect of such holder of an Award.

15.4	Blackout Periods.

Notwithstanding any other provision of the Plan, if the expiry date or vesting date of an Award is (i) during a Blackout Period, or (ii) within ten trading days following the end of a Blackout Period, the expiry date or vesting date, as applicable, will be automatically extended for a period of ten trading days following the end of such Blackout Period. In the case of a Performance Share Unit, Restricted Share Unit or Deferred Share Unit awarded to a Canadian Employee Taxpayer any settlement that is effected during such Blackout Period in order to comply with Sections 6.2(b), 7.2(b) and 8.5(b) will (subject to the requirements of applicable law) be settled in cash, notwithstanding any other provision hereof.

16.	PRIOR PLANS

All options or other awards granted by the Corporation prior to the Effective Date will continue to be governed by the terms of the plans under which such options were granted (the “Prior Grants”). For greater certainty, all Shares issuable pursuant to the terms of the Prior Grants will be included when calculating the aggregate number of Shares that may be issuable pursuant to Section 4.1.

17.	GOVERNING LAW

The Plan will be construed in accordance with and be governed by the laws of British Columbia and will be deemed to have been made therein.

18.	REGULATORY APPROVAL

The Plan will be subject to the approval of any relevant regulatory authority whose approval is required. Any Awards granted prior to such approval and acceptance will be conditional upon such approval and acceptance being given and no such Awards may be exercised or will vest unless such approval and acceptance is given.

19.	EFFECTIVE DATE OF THE PLAN

The Plan is dated with effect as of the Effective Date.